UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2016

VERSAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center Springfield, Virginia 22151
(Address of principal executive offices)
(Zip Code)

(703) 750-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed in the Form 10-Q for the quarter ended April 1, 2016 (the “Form 10-Q”) by Versar, Inc. (the “Company”), on May 12, 2016, the Company, certain of its subsidiaries and Bank America. N.A. (the “Lender”) as the lender and letter of credit issuer for a revolving credit facility in the amount of $25 million and a term facility in the amount of $5 million entered into a Forbearance Agreement pursuant to which the Lender agreed to forbear from exercising any and all rights or remedies available to it under the Loan Agreement and applicable law related to certain covenant defaults for a period ending on the earliest to occur of: (a) a breach by the Company of any obligation or covenant under the Forbearance Agreement, (b) any other default or event of default under the Loan Agreement or (c) June 1, 2016 (the “Forbearance Period”).

On May 26, 2016, the Company, certain of its subsidiaries and the Lender entered into a Second Forbearance Agreement that supersedes the original Forbearance Agreement and extends the Forbearance Period to June 30, 2016, in consideration of the on-going efforts of the Company to work with the Lender in resolving such defaults. The Second Forbearance Agreement also reflects the addition of the Asset Coverage Ratio, as disclosed in the Form 10-Q, to the definition of the Acknowledged Events of Default. No other changes to the terms and conditions were made.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 27, 2016	VERSAR, INC.

	By:	/s/ James D. Villa
James D. Villa
Senior Vice President and General Counsel